[Draft of 12/12/2013]

CEN HOLDINGS, INC.
c/o TS 2013 LLC
4455 Wagon Trail Avenue
Las Vegas, Nevada 89118-4430

December 30, 2013

Independent Directors of

Circle Entertainment Inc.

430 Park Avenue, 6th Floor
New York, New York 10022

Gentlemen:

The undersigned, CEN Holdings, Inc. (“CEN Holdings”), is a Delaware corporation formed by Robert F.X. Sillerman, Paul C. Kanavos, Brett Torino and certain of their affiliates (collectively, the “CEN Founders”), who collectively hold approximately 76% of the outstanding shares of the common stock of Circle Entertainment Inc., a Delaware corporation (“Circle”).

As you know, certain of the CEN Founders have been involved with Circle since its founding in various capacities, including as stockholders, directors and officers. In such capacities, the CEN Founders are aware that:

•	Circle’s only asset is a minority interest in an entity known as I Drive Live Parent LLC (“I Drive Live Parent”), which is controlled by the CEN Founders. I Drive Live Parent is attempting to develop a location-based entertainment business using financing obtained with the benefit of guarantees provided by the CEN Founders.

•	Circle has been a loss corporation since its inception in 2007. As its public filings disclose, for financial reporting purposes under generally accepted accounting principles Circle has an accumulated deficit of more than $111 million.

•	For tax purposes, Circle has incurred approximately $168 million in net operating losses (NOLs) which may be used to offset future taxable income (if any) of Circle before such NOLs begin to expire in 2027. The Internal Revenue Code (IRC) limits the amount of these NOLs that may be available should Circle or its shareholders undertake a transaction that results in a change of control. Under section 382 of the IRC, the amount of Circle’s NOLs available after a change in control is limited to an annual deduction equal to the market value of Circle multiplied by the long term AFR rate. Circle’s market cap based upon today’s $0.04 trading price is approximately $2,603,000 and the long term AFR for December 2013 is 3.32%. Consequently, under these circumstances an acquirer of Circle would only be able to utilize at most approximately $86,420 per year of the NOLs before they begin to expire in 2027.

•	Circle has never generated material operating revenues and, because its location-based entertainment line of business remains in the development stage, it is uncertain when, if ever, Circle will generate material operating revenues.

•	Circle’s only current source of cash is I Drive Live Parent, which has agreed, under the terms of a Funding Agreement (the “I Drive Live Funding Agreement”), to provide Circle with monthly advances to pay Circle’s overhead expenses. Such I Drive Live Funding Agreement will expire at or around the end of 2014.

•	Certain of Circle’s officers have agreed to defer a portion of their compensation as may be needed if sufficient funds are not otherwise available to Circle to pay certain of its ongoing expenses.

•	For Circle to continue the development of its location-based entertainment line of business, Circle will need significant additional capital, without which Circle’s rights, assets and prospects are likely to be materially impaired.

•	Despite repeated and continuous efforts on the part of the CEN Founders, there are no commitments or understandings with any person or entity for an investment of additional financial resources into Circle, nor is there any feasible prospect for any such investment.

•	Even if Circle obtained a third party investment of additional financial resources sufficient for its needs, the number of common shares that Circle would likely be required to issue to such third party in connection with the investment would cause an impairment of Circle’s ability to utilize the NOLs under applicable tax law, as discussed above.

•	Certain of the CEN Founders and their affiliates have supported the business and operations of Circle by, among other things,

•	Making loans to Circle from time to time in an aggregate amount in excess of $12 million, which loans are evidenced by unsecured demand promissory notes (the “Demand Notes”).

•	Obligating their affiliate, I Drive Live Parent, to make advances to fund certain of Circle’s operating expenses.

•	Providing personal guaranties to certain of Circle’s business partners and financing sources.

•	Purchasing from Circle shares of Circle’s Series A Convertible Preferred Stock for an aggregate purchase price of $1,500,000.

•	Purchasing from Circle shares of Circle’s Series B Convertible Preferred Stock for an aggregate purchase price of $480,000.

•	In their audit report with respect to Circle’s financial statements for the fiscal year ended December 31, 2012, Circle’s independent public accountants stated that there was substantial doubt about Circle’s ability to continue as a going concern.

•	Because Circle’s common stock is registered under the U.S. securities laws, Circle incurs substantial additional management, legal and accounting expenses to comply with the numerous laws and regulations promulgated under such laws.

•	Circle’s shares are not listed on any national exchange, but are traded on the OTC bulletin board; trading in Circle’s shares is sporadic, with recent average daily volume below 5,000 shares; and the market price of the shares has been as low as $0.03 per share in recent months.

•	Although Circle, as a public company, has access to the public equity markets which would permit it to raise funds from a public offering of its shares, because its shares currently have minimal value with very small public float and low average daily trading volume, such an offering is not feasible.

Because of Circle’s substantial liabilities, inadequate financial resources and uncertain business prospects, the CEN Founders believe that Circle’s common stock is essentially worthless. Moreover, given Circle’s lack of a viable business and financing plan, and the other factors cited above, the CEN Founders have no present intention to continue providing financial support to Circle under circumstances that include a relatively large number of Circle’s public stockholders obtaining a benefit, through ownership of a small percentage of Circle shares, from financial and other support provided by a few large stockholders. The CEN Founders also believe that the use of small demand loans from related parties as a financing source, and management salary deferrals, do not allow Circle to focus on the long-term planning that is needed to successfully pursue its goal of developing a location-based entertainment line of business. Further, the CEN Founders believe that Circle derives no significant benefit from continuing to have its common stock registered for public sale but instead incurs a substantial net cost as a result of such registration in terms of the expenditure of management time and effort and substantial continuing out-of-pocket legal and accounting expenses.

Therefore, on behalf of the CEN Founders, CEN Holdings would like to discuss with the independent directors of Circle the possibility of effecting a going-private transaction in which minority stockholders of Circle would receive cash in consideration for their shares in Circle. The proposed transaction would provide the minority stockholders liquidity for their shares – in an amount that is fair, taking into consideration Circle’s history, current financial condition and future prospects. As a result of going private, Circle would eliminate the expenses associated with being a public company and would have greater flexibility in planning and decision-making with a long-term view in order to better position itself to complete the development of its location-based entertainment line of business. In addition, for any minority stockholder whose tax basis exceeds the merger consideration, the proposed transaction should give such minority stockholder evidence of a loss for tax purposes. Moreover, the CEN Founders believe that such transaction, if properly structured, would not impair Circle’s ability to utilize the NOLs in the event it is able to generate future taxable income; on the other hand, the Founders believe that the ability to use such NOLs would be substantially impaired if any other purchaser caused a change of control of Circle under applicable tax rules.

The proposed going-private transaction would have the following principal elements:

1. Private Placement. CEN Holdings or one of its affiliates would purchase directly from Circle, in a private placement transaction (the “Private Placement”), a number of newly-issued shares of Common Stock that, upon issuance, would cause the number of shares of Circle common stock owned by CEN Holdings and its affiliates (including the CEN Founders) to exceed 90% of the resulting number of outstanding shares of Circle common stock. Based on our preliminary estimate, we believe that to achieve this 90%-plus ownership target the number of shares to be issued in the Private Placement would be approximately 179,000,000 newly-issued shares. We would anticipate that the purchase price in the Private Placement would be the amount described in paragraph 3 below and that all of the purchase price would be paid by the conversion and extinguishment of certain of the Demand Notes.

2. Concentration of 90% Share Ownership and Short-Form Merger. Promptly following the closing of the Private Placement, CEN Holdings and its affiliates would cause all of their shares of Circle common stock to be owned by a newly formed corporation (the “Parent”) owned by CEN Holdings, and the Parent would effect a short-form merger with Circle in accordance with Section 253 of the Delaware General Corporation Law (“DGCL”) pursuant to which the Parent would be merged with and into Circle (the “Merger”). As a result of the Merger, all shares of Circle common stock held by Circle’s minority stockholders at the effective time of the Merger would (by operation of law and without any shareholder vote) be cancelled in exchange for the right to receive an amount in cash for each such share equal to the merger consideration described below. Outstanding options and warrants would be cancelled in the Merger and each holder of an “in-the-money” option or warrant (of which we believe there are none) would receive a cash payment per share equal to the excess of the merger consideration over the applicable exercise price. Upon the Merger, holders of shares of Circle preferred stock would be entitled to receive the liquidation preference for their shares, plus any accrued and unpaid preferred dividends, in accordance with the applicable certificate of designation. As a result of the Merger, the Company would be a private company, wholly-owned by CEN Holdings and would thereafter cease to be subject to the reporting requirements and governance duties associated with being a public company.

3. Purchase Price; Merger Consideration; Appraisal Rights. We propose that the purchase price in the Private Placement would be two and one-half cents ($0.025) per share, which, given the negative equity value of Circle and its limited prospects, the CEN Founders believe reflects a generous premium over the current value of the common shares (which value, as noted above, the CEN Founders believe to be zero). In addition, we propose that the consideration to Circle’s minority stockholders in connection with the Merger shall be the same two and one-half cents ($0.025) per share. Minority stockholders of Circle whose shares are cancelled in the Merger will be entitled to seek appraisal rights in accordance with Section 262 of the DGCA. These appraisal rights will permit such stockholders to seek a court adjudication of the fair value of their shares of Circle common stock in the event they believe the merger consideration does not provide them with fair value.

4. Agreements; SEC Filings. The Private Placement and subsequent Merger would be effected in accordance with such terms and conditions, and pursuant to such documentation, as are customary for transactions of the nature contemplated hereby. Without limitation, such documentation would include a Schedule 13E-3 containing the disclosures required by the rules promulgated by the Securities and Exchange Commission (the “SEC”) under Section 13(e)-3 of the Securities and Exchange Act of 1934. Among other things, such Schedule 13E-3 would contain information relating to the Private Placement, CEN Holdings’ intention to effect the Merger, and the merger consideration to be paid to minority stockholders in connection with the Merger. As promptly as practicable following the signing of a definitive transaction document between Circle and CEN Holdings with respect to the Private Placement, CEN Holdings, the Parent and Circle would file such Schedule 13E-3 with the SEC and mail such Schedule 13E-3 to Circle’s shareholders. Pursuant to the requirements of applicable SEC rules, a period of at least 20 calendar days would need to elapse after filing and mailing the Schedule 13E-3 before the parties complete the Private Placement and give effect to the Merger.

5. Terms; Approvals. The terms of the proposed transaction as described above, including the per-share purchase price in the Private Placement and the merger consideration, are subject to further review and analysis by CEN Holdings and will require the approval of its board of directors and shareholders. In addition, as acknowledged in paragraph 6 below, the purchase price and other material terms of the Private Placement are subject to the approval of the board of directors of Circle.

6. Special Committee. We acknowledge that the board of directors of Circle will establish a special committee composed solely of independent and disinterested members of the Circle board of directors to negotiate the terms of any transaction that may result from this proposal. Such special committee would, among other things, be authorized to engage independent legal counsel and an independent financial advisor at the expense of Circle, subject to the provisions of paragraph 9 hereof.

7. Access and Cooperation; Confidentiality. We expect that Circle will provide to CEN Holdings and its representatives full access to Circle and its subsidiaries, officers, personnel, counsel, auditors, books and records in order to review and investigate the assets, liabilities, business and prospects of Circle and its subsidiaries. CEN Holdings and its representatives will use commercially reasonable efforts to keep confidential all nonpublic information it obtains in the course of such review and investigation, and such information shall be kept confidential except for the content of the public filings which we are required to make or which our counsel deems reasonably necessary or desirable.

8. Publicity. The CEN Founders intend to immediately file an amendment to their Schedule 13D filing with the SEC to disclose their intention to pursue the transactions outlined herein. Except as set forth herein or as otherwise required by law, rule or regulation, neither CEN Holdings, on the one hand, nor Circle, including the special committee, on the other hand, will, directly or indirectly through their respective representatives or otherwise, publicly disclose the existence of this letter or make known publicly any facts related to the transactions proposed herein without the prior written consent of the other party.

9. Costs. We understand that Circle’s financial resources may be inadequate to bear the costs reasonably expected to arise in connection with the transaction proposed hereby. Therefore, subject to the proviso at the end of this sentence, CEN Holdings hereby undertakes to pay, for and on behalf of Circle and without any right of recovery or reimbursement from Circle (except as set forth in the proviso), promptly upon receipt of appropriate invoices and other customary documentation, the reasonable fees and expenses of the special committee and its legal counsel and financial advisor, and the reasonable fees and expenses of legal counsel to Circle, in each case in connection with the transactions contemplated hereby, through the date on which a transaction contemplated hereby is consummated or, if earlier, the date we notify Circle that we no longer wish to proceed with such transaction. Except as expressly provided in the preceding sentence, each of the parties to the transactions contemplated hereby shall bear its own costs related thereto, including the fees and expenses of its financial advisors, lawyers and accountants.

10. Expression of Intent Only. This letter is an expression only of the present intent of CEN Holdings, and, except for paragraph 9 hereof which shall be binding, nothing herein shall create any legally binding obligation on our part. No obligations with respect to any of the transactions set forth herein shall arise unless and until mutually satisfactory definitive agreements concerning such transactions shall have been entered into by the parties thereto.

Very truly yours,

CEN HOLDINGS, INC.

By:
Name:
Title: